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                                                                    EXHIBIT 99.1

For Immediate Release
November 30, 1999

CH2M HILL AGREES TO ACQUIRE LOCKHEED MARTIN HANFORD COMPANY

To take over Hanford tank farm operations

Richland, WA - CH2M HILL has signed a definitive agreement to acquire Lockheed Martin Hanford Company (LMHC) and will take over the operation, waste characterization and retrieval of high level nuclear wastes from the aging tank farm on the U.S. Department of Energy's (DOE) Hanford Site in southeastern Washington.

"Our mission at Hanford will be to continue to safely manage the tank waste while working in partnership with the Office of River Protection to safely and efficiently retrieve the waste for treatment," said Ralph R. Peterson, CH2M HILL President and CEO. "The sooner we deliver on that mission, the greater value we'll return to DOE, the Hanford community and taxpayers across the country."

CH2M HILL has served DOE and the Hanford Site specifically for more than 30 years. The firm is presently supporting the Hanford environmental restoration program.

CH2M HILL also currently serves as the management and integration contractor for the DOE's Rocky Flats Closure Project in a joint venture with ICF Kaiser. Since taking over the clean up of Rocky Flats in 1995 the joint venture company Kaiser-Hill has expedited the Rocky Flats site closure schedule by more than 20 years.

CH2M HILL plans to work closely with the DOE Office of River Protection and build on the momentum already established by LMHC. In addition CH2M HILL plans to forge strong working relationships with local communities, unions, regulators and the Washington congressional delegation.

"We are delighted to have this opportunity to work in partnership with the DOE's Office of River Protection Program on such an important project," said Dr. Jim Ferris, Group President for CH2M HILL's Energy, Environment and Systems business. "It gratifies us even more to have such a talented group of employees from Lockheed Martin Hanford joining CH2M HILL. We know they will continue their exemplary efforts to achieve program goals in a safe and expedited manner."

CH2M HILL will officially take ownership of LMHC once the Anti-Trust Division of the U.S. Justice Department and the Federal Trade Commission completes a Hart Scott Rodino Act review of the competitive impacts of the acquisition. In the meantime, CH2M HILL will immediately dispatch a transition team to ensure that the project continues without interruption and that workers and members of the community are informed about the ownership change.

An employee-owned company, CH2M HILL was founded in Corvallis, Oregon in 1946. Today, the firm serves clients on six continents with engineering, construction and operations services for environmental, energy, water, transportation and industrial infrastructure.

Statements in this press release are considered forward-looking statements under the federal securities laws, including the Private Securities Litigation Reform Act of 1995.